EXHIBIT 11.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of Cottonwood Multifamily REIT II, Inc. of our report dated July 16, 2018, related to the statement of revenues and certain operating expenses of Parc Westborough for the year ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the purpose of the statement).

/s/ WSRP, LLC

Salt Lake City, UT

July 16, 2018